Exhibit 99

News Release For further information, please contact:
5790 Widewaters Parkway, DeWitt, N.Y. 13214	Joseph E. Sutaris, EVP & Chief Financial Officer Office: (315) 445-7396

Community Bank System Reports

Fourth Quarter and Full Year 2019 Results

SYRACUSE, N.Y. — January 22, 2020 — Community Bank System, Inc. (NYSE: CBU) reported fourth quarter 2019 net income of $42.9 million and fully diluted earnings per share of $0.82. This compares to $40.8 million in net income or $0.78 per share for the fourth quarter of 2018. Fourth quarter 2019 operating earnings per share (non-GAAP), which excludes acquisition expenses and unrealized loss on equity securities, were $0.83, or $0.05 above the fourth quarter of 2018. Full year diluted earnings per share totaled $3.23 in 2019, compared to $3.24 in 2018, and reflect a $0.11 negative impact due to the Durbin debit interchange price restrictions. Full year diluted operating earnings per share (non-GAAP), which excludes acquisition expenses, gain on sale of investments, unrealized gain on equity securities and loss on debt extinguishment, of $3.29 for 2019 were $0.06 per share higher than the $3.23 per share of operating earnings generated in 2018.

2019 Performance Highlights:

❖	GAAP EPS
•	$0.82 per share for the fourth quarter of 2019, compared to $0.78 per share for the fourth quarter of 2018
•	$3.23 per share for full year 2019, down $0.01 per share from full year 2018
❖	Operating EPS (non-GAAP)
•	$0.83 per share for the fourth quarter of 2019, $0.05 per share above the fourth quarter of 2018
•	$3.29 per share for full year 2019, $0.06 per share above 2018
❖	Total Deposit Funding Costs
•	0.26% for the fourth quarter of 2019
•	0.23% for full year 2019
❖	Return on Assets
•	1.48% for the fourth quarter of 2019
•	1.53% for full year 2019
❖	Return on Tangible Equity
•	16.1% for fourth quarter 2019
•	16.6% for full year 2019
❖	Non-banking Noninterest Revenues
•	Up 5.2% over fourth quarter of 2018
•	Up 4.6% for full year 2019

“Our 2019 very solid fourth quarter was characterized by revenue growth, improved earnings along with a continuation of positive operating metrics compared with the prior year quarter. Moreover, we are pleased with the company’s performance throughout 2019, during which we continued to utilize acquisitions to expand and strengthen our service area, organically grew loan and deposit portfolios, increased revenue to nearly $590 million and extended our uninterrupted streak of dividend increases to shareholders,” said Mark E. Tryniski, President and Chief Executive Officer. “Our acquisition of Kinderhook Bank Corp. (“Kinderhook”), during third quarter 2019 extended our market reach into the Capital District of Upstate New York, a region with attractive economic and demographic characteristics. The Company’s fourth quarter definitive agreement to acquire Steuben Trust Corporation will provide additional retail strength to our existing Western New York service area along with providing entry into two new Western New York counties. The transaction is also expected to be immediately accretive to earnings. Organic revenue increases in our employee benefits services and insurance services businesses were responsible for higher noninterest revenue in 2019. Total loans at year end increased by more than $600 million, driven by organic growth and by the Kinderhook acquisition. Despite realizing loan growth of nearly 10% in 2019, our asset quality metrics remained strong and consistent and reflective of our disciplined approach to lending. All in all, the accomplishments in 2019 were significant and were reflected in our Board’s decision to raise our cash dividend for the 27th consecutive year. Our unbroken streak of dividend increases puts Community Bank System in very select company, and signifies our commitment to robust shareholder returns. We begin 2020 well positioned to extend our performance through the year.”

Total revenues for the fourth quarter of 2019 were $149.9 million, an increase of $8.3 million, or 5.8%, over the fourth quarter of 2018. The Company recorded a $5.4 million, or 6.1%, increase in net interest income and a $2.9 million, or 5.4%, increase in noninterest revenues. The increase in net interest income was due largely to a $733.0 million increase in average earning assets between the periods due to both the Kinderhook acquisition and organic growth in earning assets, partially offset by a decrease in the net interest margin. The increase in noninterest revenues was due to a $1.0 million, or 5.8%, increase in deposit and other banking revenues and a $1.9 million, or 5.2%, increase on non-banking noninterest revenues. Revenues were up $1.5 million in the employee benefit services business, and wealth management and insurance services revenue was up $0.4 million between the fourth quarter of 2019 and fourth quarter of 2018.

On a linked quarter basis, total revenues increased $1.5 million, or 1.0%. Net interest income was up $1.5 million, or 1.6%, and noninterest revenues were consistent with the prior quarter. The increase in net interest income was driven by a $2.2 million increase due to volume, partially offset by a $0.7 million decrease due to changes in interest rates. Deposit and other banking revenues increased $0.2 million, or 1.1%, on a linked-quarter basis. Employee benefit services revenue was up $0.7 million on a linked quarter basis, while wealth management and insurance services revenue was down $0.8 million.

The Company recorded $92.7 million in net interest income during the fourth quarter of 2019. This compares to $87.4 million of net interest income generated in the fourth quarter of 2018. Interest income on loans was up $7.2 million, or 9.8%, while interest income on investments, including cash equivalents, was up $0.4 million, or 2.3%. Interest expense on deposits increased $2.6 million between the comparable periods, while interest expense on borrowings decreased $0.3 million. The increase in interest expense on deposits was driven by a $542.6 million increase in average interest bearing deposit balances primarily due to the Kinderhook acquisition and a 10 basis point increase in the cost of deposits. The decrease in interest expense on borrowings was driven by a $64.2 million decrease in average borrowings. The net interest margin decreased six basis points, from 3.77% in the fourth quarter of 2018 to 3.71% in the fourth quarter of 2019. Earning asset yields were 3.99% in both the fourth quarter of 2019 and the fourth quarter of 2018. However, the Company’s cost of funds increased eight basis points, from 0.23% in the fourth quarter of 2018 to 0.31% in the fourth quarter of 2019.

Net interest income increased $1.5 million, or 1.6%, on a linked quarter basis. The increase was attributable to a $0.6 million increase in interest income on loans, a $0.8 million increase in interest on investments and cash equivalents, including a $1.0 million Federal Reserve Bank semi-annual dividend payment, and a $0.1 million decrease in interest expense. Net interest margin decreased two basis points from 3.73% in the third quarter of 2019 to 3.71% in the fourth quarter. The yield on earning assets decreased four basis points between the linked quarters from 4.03% to 3.99%, while the total cost of funds decreased one basis point from 0.32% to 0.31%. During the fourth quarter, the Company purchased $724.1 million of investment securities, reduced cash equivalents by $738.5 million, increased average loans outstanding by $122.2 million and decreased the rates paid on certain higher-cost deposit accounts. These actions and results partially offset the unfavorable impact recent reductions in the overnight federal funds and prime lending rate had on interest income during the quarter.

The Company recorded a $2.9 million provision for loan losses in the fourth quarter 2019. This compares to a $2.5 million provision for loan losses recorded in the fourth quarter of 2018 and $1.8 million in the third quarter of 2019. The Company’s asset quality metrics remained stable in the fourth quarter, loans outstanding increased $37.4 million and the Company recorded net charge-offs of $2.4 million, $1.0 million less than the fourth quarter of 2018 and $0.7 million more than the linked third quarter.

Total operating expenses for the fourth quarter of 2019 were $95.3 million. Excluding $0.8 million of acquisition-related expenses, the Company recorded $94.5 million of operating expenses. This compares to $87.6 million of operating expenses and no acquisition expenses recorded in the fourth quarter of 2018. Excluding acquisition expenses, the $6.9 million, or 7.9%, increase in recurring operating expenses was driven by a $4.4 million, or 8.5%, increase in salaries and employee benefits including an increase in medical costs, a $1.3 million, or 13.5% increase in data processing and communication costs, and a $1.7 million, or 14.0%, increase in other expenses, partially offset by a $0.4 million, or 9.4%, decrease in amortization of intangible assets and a $0.1 million, or 0.7%, decrease in occupancy and equipment expense. The overall increase in operating expenses was largely driven by higher expenses associated with expanded operations subsequent to the Kinderhook transaction including higher business development and marketing expenses.

On a linked quarter basis, total operating expenses decreased $1.7 million, or 1.7%. During the third quarter of 2019, the Company acquired Kinderhook and incurred $6.1 million in acquisition-related expenses, as compared to $0.8 million of acquisition-related expenses in the fourth quarter of 2019. Excluding acquisition-related expenses, operating expenses increased $3.6 million, or 3.9%, from $90.9 million in the third quarter to $94.5 million in the fourth quarter. The increase in operating expenses excluding acquisition expenses was driven by a $0.4 million, or 0.7%, increase in salaries and employee benefits, a $0.3 million, or 2.4%, increase in data processing and communication costs, a $0.3 million, or 3.5%, increase in occupancy and equipment expense, and a $2.6 million, or 24.8%, increase in other expenses. The increase in other expenses was driven by increases in business development and marketing, legal and professional fees, and other seasonal operating expenses. The Company historically incurs higher operating expenses in the fourth quarter in comparison to the third quarter.

The effective tax rate for the fourth quarter of 2019 was 17.1%. This was down from a 20.7% effective tax rate in the fourth quarter of last year. The decrease in the effective tax rate was attributable to an increase in income tax benefits associated with equity based compensation activities and a reduction in certain activity-based state income tax expenses. The effective tax rate for the full year of 2019 was 19.2%. Excluding income tax benefits associated with equity based compensation, the Company’s effective tax rate for the full year of 2019 was 20.9%.

The Company also provides supplemental reporting of its results on an “operating,” “adjusted net” or “tangible” basis, from which it excludes the after-tax effect of amortization of core deposit and other intangible assets (and the related goodwill, core deposit intangible and other intangible asset balances, net of applicable deferred tax amounts), accretion on non-impaired purchased loans, expenses associated with acquisitions, the unrealized gain (loss) on equity securities and net realized gain on sale of investments. The amounts for such items are presented in the tables that accompany this release. Although these items are non-GAAP measures, the Company’s management believes this information helps investors understand the effect of acquisitions and other non-recurring activity in its reported results. Diluted adjusted net earnings per share were $0.86 in the fourth quarter of 2019, a 6.2% increase compared to $0.81 in the fourth quarter of 2018.

Financial Position

Average earning assets were up $233.3 million, or 2.4%, on a linked quarter basis, from $9.81 billion during the third quarter of 2019 to $10.04 billion during the fourth quarter of 2019. Average loan balances during the fourth quarter were $6.86 billion, up $122.2 million, or 1.8%, from the third quarter. Average deposit balances were also up $180.7 million, or 2.0%, from third quarter levels. During the quarter, average demand deposit, interest checking, money market and time deposits balances were up compared to the linked third quarter. These increases were slightly offset by a $4.6 million decrease in savings deposits. Average borrowings in the fourth quarter of 2019 of $325.1 million were up $34.2 million, or 11.7%, from the third quarter average of $291.0 million due primarily to a seasonal increase in customer repurchase agreements.

Ending loans at December 31, 2019 were $6.89 billion. This was up $37.4 million, or 0.5%, from the end of the third quarter and $609.4 million, or 9.7%, from one year earlier due to both organic growth and the Kinderhook transaction. During the fourth quarter, increases in the consumer mortgage and consumer indirect portfolios were partially offset by decreases in business lending, consumer direct and home equity loans. The consumer mortgage portfolio increased $25.7 million, or 1.1%, and the consumer indirect portfolio increased $21.1 million, or 1.9%, during the quarter. On a combined basis, business lending, consumer direct and home equity loans were down $9.4 million. Consumer financing activities in the Company’s markets were fairly robust during the fourth quarter driving new originations.

During the fourth quarter of 2019, the Company purchased $724.1 million of investment securities and reduced its cash equivalents by $738.5 million. These activities extended the effective duration of the portfolio and were taken to manage the Company’s exposure to falling interest rates. At the end of the fourth quarter, investment securities totaled $3.09 billion, a $606.6 million, or 24.4%, increase from the end of the linked third quarter of 2019, and a $106.7 million, or 3.6%, increase from December 31, 2018. The net unrealized gain in the investment portfolio was $33.1 million at December 31, 2019, compared to a $45.3 million unrealized gain at September 30, 2019. The Company’s cash equivalents totaled $43.2 million at the end of the fourth quarter, compared to $781.7 million at the end of the third quarter. The effective duration of the portfolio was 4.3 years at the end of the fourth quarter, as compared to 2.5 years at the end of the third quarter.

Shareholders’ equity of $1.86 billion at December 31, 2019 was $141.5 million, or 8.3%, higher than the prior year period. The Company’s net tangible equity to net tangible assets ratio was 10.01% at December 31, 2019, up from 9.68% both one year prior and at the end of the third quarter of 2019. The Company’s Tier 1 leverage ratio was 10.80% at the end of the fourth quarter, down from 11.08% a year earlier. The increase in shareholders’ equity was driven by strong earnings generation over the last four quarters. The decrease in the Tier 1 leverage ratio was largely driven by a significant increase in assets due to the Kinderhook acquisition.

As previously announced in January 2019, the Company’s Board of Directors approved a stock repurchase program authorizing the repurchase of up to 2.5 million shares of the Company’s common stock during a twelve-month period starting January 1, 2019. Such repurchases may be made at the discretion of the Company’s senior management based on market conditions and other relevant factors and will be acquired through open market or privately negotiated transactions as permitted under Rule 10b-18 of the Securities Exchange Act of 1934 and other applicable legal requirements. There were no shares repurchased pursuant to the program in 2019. In December 2019, the Company reauthorized a new repurchase program for 2020 for up to 2.6 million shares of the Company’s common stock.

Asset Quality

The Company’s asset quality metrics continue to illustrate the long-term effectiveness of the Company’s disciplined credit risk management and underwriting standards. Total net charge-offs were $2.4 million for the fourth quarter. This compares to $3.3 million of net charge-offs in the fourth quarter of 2018, reflecting a $0.9 million decrease between comparable fourth quarters. Net charge-offs as an annualized percentage of average loans measured 0.14% in the fourth quarter of 2019 and 0.21% in the fourth quarter of 2018. Nonperforming loans as a percentage of total loans at the end of the fourth quarter were 0.35%, compared to 0.42% at September 30, 2019 and 0.40% at December 31, 2018. The total loan delinquency ratio, which includes nonperforming loans and loans 30 to 89 days delinquent, was 0.94% at the end of the fourth quarter, six basis points lower than the level one year earlier. The fourth quarter provision for loan losses of $2.9 million was $0.4 million higher than the fourth quarter of 2018, and $1.1 million higher than the third quarter of 2019 due primarily to loan growth in the fourth quarter. The allowance for loan losses to nonperforming loans ratio was 206% at December 31, 2019, compared with 172% and 197% at the ends of the third quarter of 2019 and fourth quarter of 2018, respectively. On a full year 2019 basis, the Company recorded a net charge-offs ratio of 0.12% compared to 0.15% for the full year of 2018. The Company’s allowance for loan losses was $49.9 million, or 0.72% of total loans outstanding at December 31, 2019, compared to $49.3 million and 0.78% of total loans outstanding at the end of the prior year. The decrease in this ratio between the periods was largely due to the acquisition of the Kinderhook loan portfolio during the third quarter of 2019.

Dividend Increase

During the fourth quarter of 2019, the Company declared a quarterly cash dividend of $0.41 per share on its common stock. The Board of Directors raised the cash dividend by $0.03 per share, or 7.9%, during the third quarter of 2019, marking the 27th consecutive year of dividend increases for the Company. Mr. Tryniski commented, “The payment of a meaningful and growing dividend is an important component of providing consistent and favorable long-term returns to our shareholders. The increase reflected the continued strength of our current operating performance and capital position.” The Company’s current dividend of $0.41 represents an annualized yield of 2.3% based upon the $70.13 closing price of the Company’s stock on January 21, 2020.

Steuben Trust Corporation

On October 21, 2019, the Company announced that it had entered into a definitive agreement to acquire Steuben Trust Corporation (“Steuben”), parent company of Steuben Trust Company, a New York State chartered community bank headquartered in Hornell, New York. The acquisition will extend the Company’s footprint into two new counties in Western New York State, and enhance the Company’s presence in four Western New York State counties in which it currently operates. Upon completion of the merger, Community Bank will add 15 branch locations with approximately $560 million of assets, and deposits of $460 million. The Company expects this acquisition to be approximately $0.08 to $0.09 per share accretive to its first full year of GAAP earnings and $0.09 to $0.10 per share accretive to cash earnings, excluding any one-time transaction costs. The acquisition is expected to close during the second quarter of 2020, pending both customary regulatory and Steuben shareholder approval. Based on the Company’s January 21, 2020 stock price of $70.13, Steuben’s shareholders are expected to receive total consideration of $117.1 million in Company stock and cash.

Conference Call Scheduled

Company management will conduct an investor call at 11:00 a.m. (ET) today, January 22, 2020, to discuss fourth quarter and full year 2019 results. The conference call can be accessed at 800-263-0877 (646-828-8143, if outside United States and Canada) using the conference ID code 5205291. Investors may also listen live via the Internet at: https://www.webcaster4.com/Webcast/Page/995/32696.

This earnings release, including supporting financial tables, is available within the press releases section of the Company's investor relations website at: http://ir.communitybanksystem.com. An archived webcast of the earnings call will be available on this site for one full year.

Community Bank System, Inc. operates more than 230 customer facilities across Upstate New York, Northeastern Pennsylvania, Vermont, and Western Massachusetts through its banking subsidiary, Community Bank, N.A. With assets of $11.4 billion, the DeWitt, N.Y. headquartered company is among the country’s 150 largest financial institutions. In addition to a full range of retail, business, and municipal banking services, the Company offers comprehensive financial planning, insurance and wealth management services through its Community Bank Wealth Management Group and OneGroup NY, Inc. operating units. The Company's Benefit Plans Administrative Services, Inc. subsidiary is a leading provider of employee benefits administration, trust services, collective investment fund administration and actuarial consulting services to customers on a national scale. Community Bank System, Inc. is listed on the New York Stock Exchange and the Company's stock trades under the symbol CBU. For more information about Community Bank visit www.cbna.com or http://ir.communitybanksystem.com.

# # #

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The following factors, among others, could cause the actual results of CBU’s operations to differ materially from CBU’s expectations: the successful integration of operations of its acquisitions; competition; changes in economic conditions, interest rates and financial markets; changes in legislation or regulatory requirements; and the timing for receiving regulatory approvals and completing pending transactions. These statements are based on the current beliefs and expectations of CBU’s management and CBU does not assume any duty to update forward-looking statements.

Summary of Financial Data (unaudited)
(Dollars in thousands, except per share data)
	Quarter Ended		Year-to-Date
	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Earnings
Loan income	$80,509	$73,316	$308,210	$286,165
Investment income	19,538	19,105	77,517	76,568
Total interest income	100,047	92,421	385,727	362,733
Interest expense	7,307	5,034	26,552	17,678
Net interest income	92,740	87,387	359,175	345,055
Provision for loan losses	2,857	2,495	8,430	10,837
Net interest income after provision for loan losses	89,883	84,892	350,745	334,218
Deposit service fees and other banking services	18,075	17,142	70,483	75,352
Wealth management and insurance services	14,060	13,675	58,068	56,089
Employee benefit services	24,997	23,466	97,167	92,279
Gain on sale of investments, net	0	0	4,882	0
Unrealized (loss)gain on equity securities	(9)	(65)	19	657
Loss on debt extinguishment	0	0	0	(318)
Total noninterest revenues	57,123	54,218	230,619	224,059
Salaries and employee benefits	56,468	52,040	219,916	207,363
Data processing and communications	10,932	9,631	41,407	39,094
Occupancy and equipment	10,142	10,210	39,850	39,948
Amortization of intangible assets	3,962	4,375	15,956	18,155
Acquisition expenses	819	0	8,608	(769)
Other	12,946	11,357	46,289	41,498
Total operating expenses	95,269	87,613	372,026	345,289
Income before income taxes	51,737	51,497	209,338	212,988
Income taxes	8,853	10,674	40,275	44,347
Net income	$42,884	$40,823	$169,063	$168,641
Basic earnings per share	$0.82	$0.79	$3.26	$3.28
Diluted earnings per share	$0.82	$0.78	$3.23	$3.24

Summary of Financial Data (unaudited)
(Dollars in thousands, except per share data)
	2019				2018
	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr
Earnings
Loan income	$80,509	$79,931	$74,067	$73,703	$73,316
Investment income	19,538	18,716	20,285	18,978	19,105
Total interest income	100,047	98,647	94,352	92,681	92,421
Interest expense	7,307	7,371	6,052	5,822	5,034
Net interest income	92,740	91,276	88,300	86,859	87,387
Provision for loan losses	2,857	1,751	1,400	2,422	2,495
Net interest income after provision for loan losses	89,883	89,525	86,900	84,437	84,892
Deposit service fees and other banking services	18,075	17,865	17,143	17,400	17,142
Wealth management and insurance services	14,060	14,890	14,907	14,211	13,675
Employee benefit services	24,997	24,329	23,787	24,054	23,466
Gain on sale of investments, net	0	0	4,882	0	0
Unrealized (loss)gain on equity securities	(9)	10	(13)	31	(65)
Total noninterest revenues	57,123	57,094	60,706	55,696	54,218
Salaries and employee benefits	56,468	56,061	54,008	53,379	52,040
Data processing and communications	10,932	10,675	10,401	9,399	9,631
Occupancy and equipment	10,142	9,801	9,619	10,288	10,210
Amortization of intangible assets	3,962	3,960	3,904	4,130	4,375
Acquisition expenses	819	6,061	1,194	534	0
Other	12,946	10,371	12,050	10,922	11,357
Total operating expenses	95,269	96,929	91,176	88,652	87,613
Income before income taxes	51,737	49,690	56,430	51,481	51,497
Income taxes	8,853	10,472	11,415	9,535	10,674
Net income	$42,884	$39,218	$45,015	$41,946	$40,823
Basic earnings per share	$0.82	$0.76	$0.87	$0.81	$0.79
Diluted earnings per share	$0.82	$0.75	$0.86	$0.80	$0.78
Profitability
Return on assets	1.48%	1.39%	1.68%	1.59%	1.53%
Return on equity	9.19%	8.53%	10.18%	9.85%	9.63%
Return on tangible equity(2)	16.08%	14.92%	17.74%	17.61%	17.61%
Noninterest revenues/operating revenues (FTE) (1)	38.3%	38.6%	38.8%	39.1%	38.5%
Efficiency ratio	60.7%	58.8%	59.8%	59.1%	59.1%
Components of Net Interest Margin (FTE)
Loan yield	4.67%	4.72%	4.73%	4.78%	4.65%
Cash equivalents yield	1.68%	2.19%	2.37%	2.33%	1.85%
Investment yield	2.70%	2.61%	2.73%	2.59%	2.62%
Earning asset yield	3.99%	4.03%	4.06%	4.05%	3.99%
Interest-bearing deposit rate	0.36%	0.36%	0.30%	0.27%	0.22%
Borrowing rate	1.68%	2.06%	1.87%	1.86%	1.68%
Cost of all interest-bearing funds	0.42%	0.43%	0.37%	0.36%	0.31%
Cost of funds (includes DDA)	0.31%	0.32%	0.28%	0.27%	0.23%
Net interest margin (FTE)	3.71%	3.73%	3.80%	3.80%	3.77%
Fully tax-equivalent adjustment	$1,026	$985	$990	$1,008	$1,062

Summary of Financial Data (unaudited)
(Dollars in thousands, except per share data)
	2019				2018
	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr
Average Balances
Loans	$6,857,977	$6,735,776	$6,294,772	$6,273,798	$6,276,231
Cash equivalents	504,858	665,862	334,304	121,304	28,817
Taxable investment securities	2,242,471	1,990,979	2,400,516	2,574,902	2,577,366
Nontaxable investment securities	434,020	413,437	397,316	403,359	423,902
Total interest-earning assets	10,039,326	9,806,054	9,426,908	9,373,363	9,306,316
Total assets	11,472,415	11,229,919	10,771,975	10,687,708	10,575,272
Interest-bearing deposits	6,581,979	6,462,143	6,170,832	6,107,732	6,039,390
Borrowings	325,139	290,967	319,505	373,656	389,378
Total interest-bearing liabilities	6,907,118	6,753,110	6,490,337	6,481,388	6,428,768
Noninterest-bearing deposits	2,519,645	2,458,831	2,326,630	2,297,472	2,317,042
Shareholders' equity	1,851,579	1,824,869	1,774,400	1,726,313	1,682,525
Balance Sheet Data
Cash and cash equivalents	$205,030	$1,014,042	$874,836	$508,364	$211,834
Investment securities	3,088,343	2,481,742	2,402,272	2,966,147	2,981,658
Loans:
Business lending	2,775,876	2,779,612	2,395,684	2,410,477	2,396,977
Consumer mortgage	2,430,902	2,405,191	2,255,782	2,237,430	2,235,408
Consumer indirect	1,113,062	1,091,980	1,082,834	1,070,840	1,083,207
Home equity	386,325	389,029	371,619	374,297	386,709
Consumer direct	184,378	187,379	178,151	173,042	178,820
Total loans	6,890,543	6,853,191	6,284,070	6,266,086	6,281,121
Allowance for loan losses	49,911	49,423	49,310	49,107	49,284
Intangible assets, net	836,923	840,685	800,515	804,419	807,349
Other assets	439,367	457,060	433,005	420,558	374,617
Total assets	11,410,295	11,597,297	10,745,388	10,916,467	10,607,295
Deposits:
Noninterest-bearing	2,465,902	2,549,395	2,363,408	2,346,635	2,312,816
Non-maturity interest-bearing	5,592,936	5,672,825	5,356,448	5,517,141	5,270,015
Time	936,129	946,065	768,349	755,886	739,540
Total deposits	8,994,967	9,168,285	8,488,205	8,619,662	8,322,371
Borrowings	253,758	237,661	144,290	251,833	315,743
Subordinated notes payable	13,795	13,814	0	0	0
Subordinated debt held by unconsolidated subsidiary trusts	77,320	77,320	97,939	97,939	97,939
Accrued interest and other liabilities	215,221	259,796	205,444	189,905	157,459
Total liabilities	9,555,061	9,756,876	8,935,878	9,159,339	8,893,512
Shareholders' equity	1,855,234	1,840,421	1,809,510	1,757,128	1,713,783
Total liabilities and shareholders' equity	11,410,295	11,597,297	10,745,388	10,916,467	10,607,295
Capital
Tier 1 leverage ratio	10.80%	10.76%	11.54%	11.27%	11.08%
Tangible equity/net tangible assets (2)	10.01%	9.68%	10.56%	9.83%	9.68%
Diluted weighted average common shares O/S	52,522	52,382	52,356	52,195	52,122
Period end common shares outstanding	51,794	51,660	51,571	51,471	51,258
Cash dividends declared per common share	$0.41	$0.41	$0.38	$0.38	$0.38
Book value	$35.82	$35.63	$35.09	$34.14	$33.43
Tangible book value(2)	$20.52	$20.24	$20.45	$19.40	$18.59
Common stock price (end of period)	$70.94	$61.69	$65.84	$59.77	$58.30

Summary of Financial Data (unaudited)
(Dollars in thousands, except per share data)
	2019				2018
	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr
Asset Quality
Nonaccrual loans	$18,835	$23,610	$21,413	$21,252	$22,544
Accruing loans 90+ days delinquent	5,426	5,064	3,047	3,019	2,455
Total nonperforming loans	24,261	28,674	24,460	24,271	24,999
Other real estate owned (OREO)	1,270	1,258	1,736	1,524	1,320
Total nonperforming assets	25,531	29,932	26,196	25,795	26,319
Net charge-offs	2,369	1,638	1,197	2,599	3,345
Allowance for loan losses/loans outstanding	0.72%	0.72%	0.78%	0.78%	0.78%
Nonperforming loans/loans outstanding	0.35%	0.42%	0.39%	0.39%	0.40%
Allowance for loan losses/nonperforming loans	206%	172%	202%	202%	197%
Net charge-offs/average loans	0.14%	0.10%	0.08%	0.17%	0.21%
Delinquent loans/ending loans	0.94%	0.85%	0.87%	0.88%	1.00%
Loan loss provision/net charge-offs	121%	107%	117%	93%	75%
Nonperforming assets/total assets	0.22%	0.26%	0.24%	0.24%	0.25%
Asset Quality (excluding loans acquired since 1/1/09)
Nonaccrual loans	$15,415	$16,644	$15,529	$15,524	$16,182
Accruing loans 90+ days delinquent	2,174	3,734	2,863	2,593	2,106
Total nonperforming loans	17,589	20,378	18,392	18,117	18,288
Other real estate owned (OREO)	1,148	1,258	1,145	898	669
Total nonperforming assets	18,737	21,636	19,537	19,015	18,957
Net charge-offs	2,435	1,602	1,234	1,516	3,053
Allowance for loan losses/loans outstanding	0.87%	0.89%	0.93%	0.94%	0.93%
Nonperforming loans/loans outstanding	0.32%	0.38%	0.36%	0.36%	0.36%
Allowance for loan losses/nonperforming loans	270%	231%	260%	262%	256%
Net charge-offs/average loans	0.18%	0.12%	0.10%	0.12%	0.24%
Delinquent loans/ending loans	0.88%	0.88%	0.89%	0.89%	1.06%
Loan loss provision/net charge-offs	120%	51%	123%	142%	76%
Nonperforming assets/total assets	0.19%	0.22%	0.20%	0.20%	0.20%

Summary of Financial Data (unaudited)

(Dollars in thousands, except per share data)

	2019				2018
	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr
Quarterly GAAP to Non-GAAP Reconciliations
Income statement data
Net income
Net income (GAAP)	$42,884	$39,218	$45,015	$41,946	$40,823
Acquisition expenses	819	6,061	1,194	534	0
Tax effect of acquisition expenses	(140)	(1,277)	(242)	(99)	0
Subtotal (non-GAAP)	43,563	44,002	45,967	42,381	40,823
Gain on sale of investments, net	0	0	(4,882)	0	0
Tax effect of gain on sale of investments, net	0	0	988	0	0
Subtotal (non-GAAP)	43,563	44,002	42,073	42,381	40,823
Unrealized loss(gain) on equity securities	9	(10)	13	(31)	65
Tax effect of unrealized loss(gain) on equity securities	(2)	2	(3)	6	(13)
Operating net income (non-GAAP)	43,570	43,994	42,083	42,356	40,875
Amortization of intangibles	3,962	3,960	3,904	4,130	4,375
Tax effect of amortization of intangibles	(678)	(835)	(790)	(765)	(907)
Subtotal (non-GAAP)	46,854	47,119	45,197	45,721	44,343
Acquired non-impaired loan accretion	(1,898)	(1,637)	(1,302)	(1,330)	(1,838)
Tax effect of acquired non-impaired loan accretion	325	345	263	246	381
Adjusted net income (non-GAAP)	$45,281	$45,827	$44,158	$44,637	$42,886

Return on average assets
Adjusted net income (non-GAAP)	$45,281	$45,827	$44,158	$44,637	$42,886
Average total assets	11,472,415	11,229,919	10,771,975	10,687,708	10,575,272
Adjusted return on average assets	1.57%	1.62%	1.64%	1.69%	1.61%

Return on average equity
Adjusted net income (non-GAAP)	$45,281	$45,827	$44,158	$44,637	$42,886
Average total equity	1,851,579	1,824,869	1,774,400	1,726,313	1,682,525
Adjusted return on average equity	9.70%	9.96%	9.98%	10.49%	10.11%

Earnings per common share
Diluted earnings per share (GAAP)	$0.82	$0.75	$0.86	$0.80	$0.78
Acquisition expenses	0.01	0.12	0.02	0.01	0.00
Tax effect of acquisition expenses	0.00	(0.03)	0.00	0.00	0.00
Subtotal (non-GAAP)	0.83	0.84	0.88	0.81	0.78
Gain on sale of investments, net	0.00	0.00	(0.10)	0.00	0.00
Tax effect of gain on sale of investments, net	0.00	0.00	0.02	0.00	0.00
Subtotal (non-GAAP)	0.83	0.84	0.80	0.81	0.78
Unrealized loss(gain) on equity securities	0.00	0.00	0.00	0.00	0.00
Tax effect of unrealized loss(gain) on equity securities	0.00	0.00	0.00	0.00	0.00
Operating diluted earnings per share (non-GAAP)	0.83	0.84	0.80	0.81	0.78
Amortization of intangibles	0.07	0.08	0.07	0.08	0.08
Tax effect of amortization of intangibles	(0.01)	(0.02)	(0.02)	(0.01)	(0.02)
Subtotal (non-GAAP)	0.89	0.90	0.85	0.88	0.84
Acquired non-impaired loan accretion	(0.04)	(0.03)	(0.02)	(0.03)	(0.04)
Tax effect of acquired non-impaired loan accretion	0.01	0.01	0.01	0.00	0.01
Diluted adjusted net earnings per share (non-GAAP)	$0.86	$0.88	$0.84	$0.85	$0.81

Summary of Financial Data (unaudited)

(Dollars in thousands, except per share data)

	2019				2018
	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr
Quarterly GAAP to Non-GAAP Reconciliations
Income statement data (continued)
Noninterest operating expenses
Noninterest expenses (GAAP)	$95,269	$96,929	$91,176	$88,652	$87,613
Amortization of intangibles	(3,962)	(3,960)	(3,904)	(4,130)	(4,375)
Acquisition expenses	(819)	(6,061)	(1,194)	(534)	0
Total adjusted noninterest expenses (non-GAAP)	$90,488	$86,908	$86,078	$83,988	$83,238

Efficiency ratio
Adjusted noninterest expenses (non-GAAP) - numerator	$90,488	$86,908	$86,078	$83,988	$83,238
Tax-equivalent net interest income	93,766	92,261	89,290	87,867	88,449
Noninterest revenues	57,123	57,094	60,706	55,696	54,218
Acquired non-impaired loan accretion	(1,898)	(1,637)	(1,302)	(1,330)	(1,838)
Gain on sale of investments, net	0	0	(4,882)	0	0
Unrealized loss(gain) on equity securities	9	(10)	13	(31)	65
Operating revenues (non-GAAP) - denominator	149,000	147,708	143,825	142,202	140,894
Efficiency ratio (non-GAAP)	60.7%	58.8%	59.8%	59.1%	59.1%

Balance sheet data
Total assets
Total assets (GAAP)	$11,410,295	$11,597,297	$10,745,388	$10,916,467	$10,607,295
Intangible assets	(836,923)	(840,685)	(800,515)	(804,419)	(807,349)
Deferred taxes on intangible assets	44,742	46,048	45,576	45,994	46,370
Total tangible assets (non-GAAP)	10,618,114	10,802,660	9,990,449	10,158,042	9,846,316

Total common equity
Shareholders' Equity (GAAP)	1,855,234	1,840,421	1,809,510	1,757,128	1,713,783
Intangible assets	(836,923)	(840,685)	(800,515)	(804,419)	(807,349)
Deferred taxes on intangible assets	44,742	46,048	45,576	45,994	46,370
Total tangible common equity (non-GAAP)	1,063,053	1,045,784	1,054,571	998,703	952,804

Net tangible equity-to-assets ratio at quarter end
Total tangible common equity (non-GAAP) - numerator	$1,063,053	$1,045,784	$1,054,571	$998,703	$952,804
Total tangible assets (non-GAAP) - denominator	10,618,114	10,802,660	9,990,449	10,158,042	9,846,316
Net tangible equity-to-assets ratio at quarter end (non-GAAP)	10.01%	9.68%	10.56%	9.83%	9.68%

(1) Excludes gain on sales of investments and unrealized gain and loss on equity securities.

(2) Includes deferred tax liabilities related to certain intangible assets.

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